Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Annual Report (Form 10-K) of Oragenics, Inc. of our report dated March 1, 2021, with respect to the 2020 and 2019 financial statements of Oragenics, Inc. We consent to the incorporation of our report by reference in the following Registration Statements:

(i)	Form S-8 Registration Statements (Nos. 333-110646, 333-150716, 333-163083, 333-177091, 333-184588, 333-223088, 333-225894 and 333-232301) of Oragenics, Inc. pertaining to the Oragenics, Inc. 2012 Equity Incentive Plan; and

(ii)	Registration Statements (Form S-1 Nos. 333-224498, 333-224950 and 333-226150) and (Form S-3 Nos. 333-183685, 333-190609, 333-213321, 333-230422, 333-235763 and 333-238789) and related Prospectus of Oragenics, Inc.

/s/ Mayer Hoffman McCann P.C.

Clearwater, Florida

March 1, 2021